Exhibit 99.2
May 8, 2012
First Quarter and 2012 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentrary is provided by management and should be read in conjunction with Ameresco's first quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Tuesday, May 8, at 8:30 a.m. ET to discuss first quarter results as well as business outlook and strategy to be followed by questions and answers. Participants may access the conference call by dialing domestically 888.713.4218 or internationally 617.213.4870. The passcode is 42335947. Participants are advised to dial-in at least ten minutes prior to the call to register. Those who wish only to listen to the conference call webcast may do so by visiting the "Investor Relations" section of the Company's website at www.ameresco.com and following the instructions. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about pipeline and backlog, as well as estimated future revenues, and net income per share, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on March 15, 2012. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
Our flat first quarter revenues were in line with our expectations at $146.6 million. We expected a seasonally slow first quarter of 2012 when compared to the unseasonably strong first quarter of 2011.

Gross margin increased to 19.9%, compared to 19.1% a year ago. The increase was driven by project closeouts and an improved mix of higher margin offerings.

The investments that we made in solidifying our market position as well as expanding our geographic footprint and service offerings during 2011 have increased salaries and benefits expense. In addition, salaries and benefits expense during the first quarter of 2012 was slightly higher than expected due to lower than anticipated employee utilization rates. As a result, net income of $1.5 million was slightly below our expectations.

These investments have continued to strengthen an already solid market position during the first quarter of 2012 as evidenced by an improvement in pipeline activity. During the first quarter, total construction backlog increased 10% year-over-year, driven by a 51% year-over-year increase in awarded projects. Further, the amount of new proposals in our pipeline increased 14% year-over-year.

Revenue from all other offerings increased 54%. Year-over-year increases within operations and maintenance (O&M), integrated-photovolatic (PV) and small scale infrastructure combined with our investments to expand our service offerings, and offset the effects of the anticipated seasonal slowdown in installation activity during the first quarter.

Based upon our growth expectations and positive trends within the marketplace, we are optimistic about our future prospects. We believe that we are well positioned to meet our growth expectations as well as our long-term growth targets; therefore, we are leaving our guidance unchanged.

First Quarter Financial Performance
Total revenue for the first quarter of 2012 of $146.6 million was flat when compared to $146.4 million for the same period in 2011. Operating income for the first quarter of 2012 was $3.4 million, compared to $8.3 million for the first quarter of 2011, a decrease of 58.8% year-over-year. First quarter 2012 adjusted EBITDA, a non-GAAP financial measure, was $9.1 million, compared to $11.8 million for the same period in 2011, a decrease of 22.8% year-over-year. Net income for the first quarter of 2012 was $1.5 million, compared to $5.3 million for the same period in 2011, a decrease of 71.5% year-over-year. First quarter 2012 net income per diluted share was $0.03, compared to $0.12 per diluted share for the first quarter of 2011.

First quarter 2012 revenue was flat year-over-year, primarily reflecting an unseasonably strong first quarter last year. However, revenue was in line with our expectations at 18% of the mid-point of our revenue guidance for 2012. As expanded upon below, our revenue for the first quarter historically comprises approximately 17% of our full year revenue.

Revenue from energy efficiency increased 6.8% year-over-year. Strong contributions from installation activity in our other U.S. regions segment and recurring revenue from acquisitions more than offset declines in our U.S. federal, central U.S. region and Canada segments.

Revenue from renewable energy decreased 17.5% year-over-year. Strong contributions from integrated-PV, small scale infrastructure and O&M only partially offset a decline in installation activity driven primarily by the completion of the Savannah River project during the fourth quarter of 2011.

Gross margin during the first quarter of 2012 was 19.9%, compared to 19.1% in 2011. Strong energy efficiency gross margins more than offset downward margin pressure within renewable energy as well as nearly $1.0 million in amortization costs related to acquisitions.

First quarter energy efficiency gross margin increased from 18.7% in 2011 to 21.0% in 2012. The increase was driven by project closeouts during the first quarter and an improved mix of higher margin offerings.

First quarter renewable energy gross margin decreased from 20.3% in 2011 to 16.5% in 2012. Renewable energy gross margin experienced downward margin pressure as we continue to transition to the O&M phase at Savannah River. We expect this trend to wind down and eventually reverse as the year progresses.

Operating expenses in the first quarter increased from $19.7 million in 2011 to $25.8 million in 2012, an increase of 31.1%. Operating expenses during the first quarter were slightly above of our expectations due to an increase in salaries and benefits expense. We expect that as a percentage of revenue, operating expenses should decline as revenue increases in line with historical seasonality trends through the remainder of the year. We expect operating expenses as a percentage of revenue for full year 2012 to be in-line with where it was for full year 2011.

Salary and benefit expenses during the first quarter increased from $10.1 million in 2011 to $14.4 million in 2012, an increase of 42.5%. The investments that we made to solidify our market position and expand our service offerings during 2011 combined with lower than expected employee utilization rates led to an increase in salaries and benefits expense during the first quarter of 2012.

Project development costs reflect our efforts to increase proposal activity and finalize awarded projects. Project development costs during the first quarter decreased slightly from $4.4 million in 2011 to $4.2 million in 2012. An increase in awarded projects has allowed us to capitalize more project costs.

General, administrative and other expenses for the quarter increased from $5.2 million in 2011 to $7.2 million in 2012, an increase of 38.9%. We have seen a significant increase in G&A expenses related to public company expenses, such as Sarbanes Oxley, auditing, compliance and insurance costs as well as acquisition-related integration expenses. In addition, G&A expense also reflects approximately $0.7 million in amortization expense related to acquisitions.

The first quarter effective tax rate was 27.9% in 2012 versus 28.6% in 2011.

The principal difference between the statutory rate and the effective tax rate were the deductions permitted under Section 179(d) of the tax code, which relate to the installation of certain energy efficiency equipment in federal, state and local government-owned buildings, as well as production tax credits to which we are entitled from the sale of electricity generated by certain plants that we own.

We generated $33.2 million in positive operating cash flow during the first quarter of 2012, compared to a use of cash totaling $25.6 million in the same period of 2011. It is very unusual for operating cash flow to be positive during the first quarter, and we do not expect this outcome to recur in the future. However, first quarter 2012 benefitted from receipt of the remaining contract payment holdback amounts, or retainage, related to the Savannah River project in the amount of $20 million. In addition, certain receivables of acquired companies that normally would have been collected during the fourth quarter of the previous year were received in first quarter of 2012. These delays were temporary and are not expected to recur as we move towards completing integration of recent acquisitions.

In the first quarter, we invested $10.0 million in project assets, and we received $3.8 million in section 1603 and other rebates.

We continued to strengthen our balance sheet. Cash used in financing activities totalled $13.7 million. For example, we paid down $6.4 million of our senior credit facility and $0.8 million of our non-recourse subsidiary level debt related to project assets. Total corporate debt on our balance sheet, not related to projects, was $35.7 million as of March 31, 2012 for the term loan portion of our senior credit facility. The $60 million revolving portion of our senior credit facility had a zero balance outstanding at the end of the first quarter of 2012.

Further First Quarter Insights and Outlook for 2012
Our pipeline, which includes proposals, awarded projects and newly signed contracts, increased by 12.6% year-over-year to $2.4 billion at the end of the first quarter of 2012. An increase in activity in all regions contributed to the year-over-year improvements. In addition, our U.S. federal segment contributed to new awards and experienced an 82% year-over-year increase in active proposals.

Our total construction backlog as of March 31, 2012 increased 10.1% year-over-year to $1.28 billion, driven by a 51.0% increase in awarded projects. The book-to-bill ratio for the first quarter of 2012 was 1.6. Activity thus far in 2012 is in line with historical seasonality and we expect to see a more meaningful improvement in fully-contracted backlog during the second half of 2012.

Revenue from our other offerings, such as, small scale infrastructure, integrated-PV and O&M/Other increased 54% year-over-year to $43 million.

Revenue from small scale infrastructure increased by more than 9% in the first quarter of 2012.

Revenue from integrated-PV increased by more than 27% in the first quarter of 2012 as demand for off-grid solutions in remote locations continued to grow.

Revenue from our O&M/Other offerings increased more than 110% in the first quarter of 2012. The increase is related to Savannah River O&M and revenue from acquisitions.

We are not changing our guidance for the fiscal year ending December 31, 2012. We continue to expect total revenue to be in the range of $800 million to $825 million. We also expect net income to be in the range of $39.5 million to $42.5 million. This guidance assumes continued improvement in the environment for converting awarded projects to signed contracts for the balance of the year.

We expect to experience seasonality similar to what we have seen historically for the remainder of 2012. More specifically, approximately 17% of total revenue for the year has historically occurred in the first quarter; approximately 38-40% has occurred in the first half of the year; and approximately 60-62% has occurred in the second half of the year. We currently believe that the first half of 2012 will be at the bottom end of the typical range, and that the second half will be at the higher end of the typical range.

For the balance of the year, we anticipate operating expenses as a percentage of revenue to be lower as we approach the seasonally strong second half of the year - a gradual decline in the second quarter and a noticeable decline in the second half of 2012.

Closing Remarks
We are very pleased that the favorable trends within our pipeline continued into the first quarter. We are optimistic about the future as well. The keys to driving future growth are executing effectively and a sharp focus on addressing customers' needs for comprehensive energy efficiency and budget neutral solutions. Based upon our growth expectations and assuming that the positive trends within the marketplace continue, we believe that we are well positioned to meet our growth expectations as well as our long-term growth targets.

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended March 31,
	2011	2012
Operating income	$8,303,390	$3,424,790
Depreciation and amortization	2,682,401	4,939,247
Stock-based compensation	859,050	781,453
Adjusted EBITDA	$11,844,841	$9,145,490
Adjusted EBITDA margin	8.1%	6.2%

Explanation of Non-GAAP Financial Measures
Ameresco defines adjusted EBITDA as operating income before depreciation, amortization of intangible assets and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.

The Company believes adjusted EBITDA is useful to investors in evaluating its operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's adjusted EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.